EXHIBIT 23.1

Consent of Independent Auditors

To the Receiver and Stockholders of

Medical Device Alliance Inc. and Subsidiaries:

We consent to the incorporation by reference in the Annual Report on Form 10-KSB of Medical Device Alliance Inc. and its subsidiaries of our report, dated August 7, 1998, relating to the consolidated balance sheets of Medical Device Alliance Inc. and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 1997 Registration Statement on Form 10-SB of Medical Device Alliance Inc.

/s/ Farber & Hass, LLP

Oxnard, California

November 14, 2003